GE ANNOUNCES FIRST QUARTER 2023 RESULTS
Double-digit orders and revenue growth with positive free cash flow; raising low end of 2023 guidance

First quarter 2023:
•Total orders $17.6B, +25%; organic orders +26%
•Total revenues (GAAP) $14.5B, +14%; adjusted revenues* $13.7B, +17% organically*
•Profit margin (GAAP) of 44.8%, +5,410 bps; adjusted profit margin* 6.4%, +330 bps organically*
•Continuing EPS (GAAP) of $5.56, +$6.72; adjusted EPS* $0.27, +$0.36
•Cash from Operating Activities (GAAP) $0.2B, +$1.1B; free cash flow* $0.1B, +$1.3B

BOSTON — April 25, 2023 — GE (NYSE:GE) announced results today for the first quarter ending March 31, 2023.

GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, "The GE team is off to an encouraging start in 2023, with our results reflecting robust market demand and our progress operating leaner and more focused businesses. In the first quarter, we delivered double-digit top-line growth with all segments up organically and continued strength in services, as well as margin expansion in all segments. And we reported our first positive free cash flow in the first quarter in nearly a decade.”

Culp continued, "At GE Aerospace, we are growing rapidly and supporting our customers amidst the pronounced commercial ramp. At GE Vernova, we are seeing continued signs of progress in Renewable Energy while Power is delivering solid growth. Overall, GE is creating significant value today and tomorrow as we prepare to stand up these leading franchises as independent companies sometime in early 2024.”
During the quarter, GE continued to take action on its priorities:
•Completed the spin-off of GE HealthCare into an independent publicly traded company, retaining an approximately 19.9% stake of GE HealthCare common stock.
•Named two new members to the GE Board of Directors with deep domain expertise in aerospace and energy, respectively: Darren McDew, retired General, U.S. Air Force, and former Commander of the U.S. Transportation Command, and Jessica Uhl, former Chief Financial Officer of Shell plc.

GE Aerospace
•Delivered double-digit growth in orders, revenue, and operating profit year-over-year driven by commercial momentum and strength in services, as the team improved LEAP output by 53% year-over-year and internal shop visits grew 32%.
•Reached agreement with Air India for the largest LEAP order to date with 800 engines, as well as 40 GEnx and 20 GE9X engines and related services agreements.

GE Vernova1
•Increased Renewable Energy orders by 94% and revenue* by 5% year-over-year organically led by Grid, as well as improved profit sequentially and year-over-year; and grew revenue* at Power by 11% year-over-year organically.
•Reached agreements with TenneT to award GE-led consortiums with multi-billion Euro contracts for Grid Solutions' High-Voltage Direct Current offering to support its 2GW programs in the Netherlands and Germany.

* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

Total Company Results
We present both GAAP and non-GAAP financial measures to provide investors with additional information. We believe that providing these non-GAAP financial measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 5-7 for explanations of why we use these non-GAAP financial measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended March 31
Dollars in millions; per-share amounts in dollars, diluted	2023	2022	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$155	$(924)	F
Continuing EPS	5.56	(1.16)	F
Net EPS	6.71	(1.08)	F
Total Revenues	14,486	12,675	14%
Profit Margin	44.8%	(9.3)%	5,410 bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$102	$(1,169)	F
Adjusted EPS-b)	0.27	(0.09)	F
Organic Revenues	13,929	11,919	17%
Adjusted Profit-c)	877	415	F
Adjusted Profit Margin-c)	6.4%	3.5%	290 bps
Adjusted Organic Profit Margin	6.9%	3.6%	330 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, separation cash expenditures, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses) on equity securities, restructuring & other charges, and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses) on equity securities, restructuring & other charges, and other items, with EFS on a net earnings basis

In addition, GE:
•Reported GE HealthCare's historical results and certain assets and liabilities included in the spin-off as discontinued operations, in connection with the separation of GE HealthCare.
•Repurchased approximately 3.2 million common shares for $0.3 billion during the first quarter, with $1.7 billion remaining under the GE Board's prior authorization of common share repurchases of up to $3.0 billion. In addition, the company redeemed 3.0 million GE Series D preferred shares for $3.0 billion.
•Completed the monetization of its remaining position in Baker Hughes for $0.2 billion and a portion of its position in AerCap with the sale of $1.8 billion in shares.
•Incurred separation and related tax costs of $0.3 billion in the quarter, primarily related to business separation and employee costs, costs to establish standalone functions and information technology systems, professional fees, and other costs to transition to three standalone companies.
•Allocated certain postretirement benefit plans, effective January 1, 2023. Of the $6.9 billion pre-tax ($5.5 billion post-tax) plan deficit remaining with GE post-separation of GE HealthCare, $1.5 billion ($1.2 billion post-tax) was allocated to the Power and Renewable Energy plans and $5.4 billion ($4.3 billion post-tax) was allocated to the GE Aerospace plans.
•Generated $54 million of net income from its run-off insurance operations in the quarter and completed the annual statutory cash flow test. The company funded $1.8 billion, as expected.
•Implemented the accounting standard for long-duration insurance contracts and converted to first principles models. As of December 31, 2022, the impact of the standard on GE’s after-tax equity was negative $2.7 billion. As of March 31, 2023, the impact of a lower discount rate resulted in a $1.1 billion after-tax reduction to equity.
•Recorded charges in discontinued operations of $0.2 billion related to its run-off Polish mortgage portfolio (Bank BPH). GE's total litigation reserves related to this matter at March 31, 2023, were $1.5 billion.
2023 Guidance
Based on first quarter business performance and market demand, GE is raising the low end of its full-year adjusted EPS* and free cash flow* ranges. The company now expects adjusted EPS* of $1.70 to $2.00 and free cash flow* of $3.6 to $4.2 billion, up from adjusted EPS* of $1.60 to $2.00 and free cash flow* of $3.4 billion to $4.2 billion previously. GE continues to expect high-single-digit revenue growth* for 2023.
* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.
GE Aerospace

	Three months ended March 31
(in millions)	2023	2022	Year on Year
Orders	$8,213	$7,206	14%
Revenues	6,981	5,603	25%
Segment Profit/(Loss)	1,326	908	46%
Segment Profit/(Loss) Margin	19.0%	16.2%	280 bps
Orders of $8.2 billion increased 14% on a reported and organic basis, driven by Commercial Services and Defense. Revenues of $7.0 billion grew 25% on a reported and organic* basis, driven by continued growth in Commercial Services and Commercial Engines, with Defense down slightly. Commercial Services grew with higher internal shop visits and strong external spare part sales. Commercial Engines growth was primarily from significantly higher LEAP deliveries. Segment margin of 19.0% expanded by 280 basis points reported and 240 basis points organically*, driven by higher volume, price and productivity that together more than offset negative engine mix, inflation and continued investment. Overall, GE Aerospace is supporting customers amidst the pronounced ramp, driving continued profit growth and higher cash generation.

Renewable Energy
Part of GE Vernova1

	Three months ended March 31
(in millions)	2023	2022	Year on Year
Orders	$5,352	$2,792	92%
Revenues	2,837	2,871	(1)%
Segment Profit/(Loss)	(414)	(434)	5%
Segment Profit/(Loss) Margin	(14.6)%	(15.1)%	50 bps
Orders of $5.4 billion increased 92% reported and 94% organically driven by higher equipment demand at Grid and Onshore Wind in North America. Revenues of $2.8 billion decreased 1% reported and increased 5% organically* due to higher volume in Grid and Offshore Wind, partially offset by lower Onshore Wind deliveries and repower upgrades, due to the lapse of the U.S. Production Tax Credit (PTC) in 2022. Segment margin of (14.6)% improved by 50 basis points reported and 210 basis points organically*, from cost reduction at Onshore Wind and Grid, price, and favorable Grid volume. Partially offsetting the improvement was negative equipment mix from higher Offshore Wind and lower Onshore Wind units. Renewable Energy is showing continued signs of progress in its multi-year transformation.

Power
Part of GE Vernova1

	Three months ended March 31
(in millions)	2023	2022	Year on Year
Orders	$4,145	$4,156	—%
Revenues	3,820	3,501	9%
Segment Profit/(Loss)	75	63	19%
Segment Profit/(Loss) Margin	2.0%	1.8%	20 bps
Orders of $4.1 billion were flat reported and increased 1% organically with higher equipment demand offsetting slightly lower services orders. Revenues of $3.8 billion increased 9% reported and 11% organically* driven by transactional and Aeroderivative service growth at Gas Power. Equipment revenue grew due to higher heavy duty gas turbine shipments. Segment margin of 2.0% expanded 20 basis points reported and 50 basis points organically* driven by higher services volume at Gas Power, favorable price and productivity, partially offset by cost inflation and equipment mix. Overall, Power continues to deliver and is well positioned to drive long-term cash generation.

* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues, (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flows (FCF) and, (4) guidance, specifically 2023 Adjusted EPS and 2023 FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended March 31	2023	2022	V%	2023	2022	V%	2023	2022	V bps
Aerospace (GAAP)	$6,981	$5,603	25%	$1,326	$908	46%	19.0%	16.2%	280 bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(6)	(1)		30	4
Aerospace organic (Non-GAAP)	$6,987	$5,604	25%	$1,295	$904	43%	18.5%	16.1%	240 bps

Renewable Energy (GAAP)	$2,837	$2,871	(1)%	$(414)	$(434)	5%	(14.6)%	(15.1)%	50 bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(159)	7		(22)	—
Renewable Energy organic (Non-GAAP)	$2,997	$2,863	5%	$(392)	$(434)	10%	(13.1)%	(15.2)%	210 bps

Power (GAAP)	$3,820	$3,501	9%	$75	$63	19%	2.0%	1.8%	20 bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(67)	(16)		(37)	(20)
Power organic (Non-GAAP)	$3,887	$3,517	11%	$112	$83	35%	2.9%	2.4%	50 bps
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(In millions)	2023	2022	V%
Total revenues (GAAP)	$14,486	$12,675	14%
Less: Insurance revenues	791	764
Adjusted revenues (Non-GAAP)	$13,695	$11,910	15%
Less: acquisitions	—	1
Less: business dispositions	—	—
Less: foreign currency effect	(235)	(9)
Organic revenues (Non-GAAP)	$13,929	$11,919	17%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended March 31
(In millions)	2023	2022	V%
Total revenues (GAAP)	$14,486	$12,675	14%
Less: Insurance revenues	791	764
Adjusted revenues (Non-GAAP)	$13,695	$11,910	15%

Total costs and expenses (GAAP)	$14,075	$13,904	1%
Less: Insurance cost and expenses	722	658
Less: interest and other financial charges	257	371
Less: non-operating benefit cost (income)	(385)	(105)
Less: restructuring & other	151	38
Less: separation costs	205	99
Less: Steam asset sale impairment	—	824
Less: Russia and Ukraine charges	—	230
Add: noncontrolling interests	(27)	14
Add: EFS benefit from taxes	(51)	(47)
Adjusted costs (Non-GAAP)	$13,047	$11,755	11%

Other income (loss) (GAAP)	$6,081	$49	F
Less: gains (losses) on equity securities	5,906	(219)
Less: restructuring & other	—	3
Less: gains (losses) on purchases and sales of business interests	(55)	4
Adjusted other income (loss) (Non-GAAP)	$230	$260	(12)%

Profit (loss) (GAAP)	$6,492	$(1,180)	F
Profit (loss) margin (GAAP)	44.8%	(9.3)%	5,410	bps

Adjusted profit (loss) (Non-GAAP)	$877	$415	F
Adjusted profit (loss) margin (Non-GAAP)	6.4%	3.5%	290	bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	Three months ended March 31
(In millions)	2023	2022	V%
Adjusted profit (loss) (Non-GAAP)	$877	$415	F
Less: acquisitions	(6)	(5)
Less: business dispositions	—	—
Less: foreign currency effect	(81)	(14)
Adjusted organic profit (loss) (Non-GAAP)	$964	$434	F

Adjusted profit (loss) margin (Non-GAAP)	6.4%	3.5%	290	bps
Adjusted organic profit (loss) margin (Non-GAAP)	6.9%	3.6%	330	bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP) (Per-share amounts in dollars)	2023		2022
Three months ended March 31	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP)	$6,097	$5.56	$(1,276)	$(1.16)
Insurance earnings (loss) (pre-tax)	71	0.06	108	0.10
Tax effect on Insurance earnings (loss)	(16)	(0.01)	(24)	(0.02)
Less: Insurance earnings (loss) (net of tax)	54	0.05	84	0.08
Earnings (loss) excluding Insurance (Non-GAAP)	$6,043	$5.51	$(1,360)	$(1.24)
Non-operating benefit (cost) income (pre-tax) (GAAP)	385	0.35	105	0.10
Tax effect on non-operating benefit (cost) income	(81)	(0.07)	(22)	(0.02)
Less: Non-operating benefit (cost) income (net of tax)	304	0.28	83	0.08
Gains (losses) on purchases and sales of business interests (pre-tax)	(55)	(0.05)	4	—
Tax effect on gains (losses) on purchases and sales of business interests	1	—	(1)	—
Less: Gains (losses) on purchases and sales of business interests (net of tax)	(53)	(0.05)	3	—
Gains (losses) on equity securities (pre-tax)	5,906	5.39	(219)	(0.20)
Tax effect on gains (losses) on equity securities(a)(b)	—	—	(20)	(0.02)
Less: Gains (losses) on equity securities (net of tax)	5,906	5.39	(239)	(0.22)
Restructuring & other (pre-tax)	(151)	(0.14)	(35)	(0.03)
Tax effect on restructuring & other	32	0.03	8	0.01
Less: Restructuring & other (net of tax)	(119)	(0.11)	(27)	(0.02)
Separation costs (pre-tax)	(205)	(0.19)	(99)	(0.09)
Tax effect on separation costs	(56)	(0.05)	(24)	(0.02)
Less: Separation costs (net of tax)	(261)	(0.24)	(123)	(0.11)
Steam asset sale impairment (pre-tax)	—	—	(824)	(0.75)
Tax effect on Steam asset sale impairment	—	—	84	0.08
Less: Steam asset sale impairment (net of tax)	—	—	(740)	(0.67)
Russia and Ukraine charges (pre-tax)	—	—	(230)	(0.21)
Tax effect on Russia and Ukraine charges	—	—	15	0.01
Less: Russia and Ukraine charges (net of tax)	—	—	(215)	(0.20)
Less: Excise tax on preferred stock redemption	(30)	(0.03)	—	—
Adjusted earnings (loss) (Non-GAAP)	$296	$0.27	$(102)	$(0.09)

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained cost in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2023.

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended March 31
(In millions)	2023	2022	V$
CFOA (GAAP)	$155	$(924)	$1,079
Less: Insurance CFOA	6	(15)
CFOA excluding Insurance (Non-GAAP)	$149	$(909)	$1,058
Add: gross additions to property, plant and equipment	(279)	(239)
Add: gross additions to internal-use software	(20)	(22)
Less: separation cash expenditures	(204)	(3)
Less: Corporate restructuring cash expenditures	(32)	—
Less: taxes related to business sales	(16)	—
Free cash flows (Non-GAAP)	$102	$(1,169)	$1,271

We believe investors may find it useful to compare free cash flows* performance without the effects of CFOA related to our run-off Insurance business, separation cash expenditures, Corporate restructuring cash expenditures (associated with the separation-related program announced in October 2022) and taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows.

* Non-GAAP Financial Measure

2023 GUIDANCE: 2023 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2023 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in GE HealthCare and AerCap, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2023 GUIDANCE: 2023 FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flows* in 2023 without unreasonable effort due to the uncertainty of timing of taxes related to business sales.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about planned and potential transactions, including our plan to pursue a spin-off of our portfolio of energy businesses that are planned to be combined as GE Vernova (Renewable Energy, Power, Digital and Energy Financial Services); the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; impacts related to the COVID-19 pandemic; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•our success in executing planned and potential transactions, including our plan to pursue a spin-off of GE Vernova, and sales or other dispositions of our equity interests in AerCap Holdings N.V. (AerCap) and GE HealthCare, the timing for such transactions, the ability to satisfy any applicable pre-conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, perceived weakness or failures of banks, the value of securities and other financial assets (including our equity interests in AerCap and GE HealthCare), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, decreases in the rates of investment or economic growth globally or in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of virus variants and resurgences, and of government, business and individual responses, such as continued or new government-imposed lockdowns and travel restrictions, and in particular any adverse impacts to the aviation industry and its participants;
•our capital allocation plans, including de-leveraging actions to reduce GE's indebtedness, the capital structures of the public companies that we plan to form from our businesses with the planned spin-off, the timing and amount of dividends, share repurchases, acquisitions, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital and liquidity needs associated with our financial services operations, including in connection with our run-off insurance operations and mortgage portfolio in Poland (Bank BPH), the amount and timing of any required capital contributions and any strategic actions that we may pursue;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as demand for air travel and other aviation industry dynamics related to the COVID-19 pandemic; pricing, cost, volume and the timing of investment by customers or industry participants and other factors in renewable energy markets; conditions in key geographic markets; technology developments; and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the success at our Renewable Energy business in improving product quality and fleet availability, executing on cost reduction initiatives and other aspects of operational performance, as well as the performance of GE Aerospace amidst the ongoing market recovery;

•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including the impact of the Inflation Reduction Act and other policies), and the effects of tax law changes;
•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related costs and reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s LinkedIn and other social media accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

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